Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259179

Prospectus Supplement No. 2 Dated February 11, 2025

(To Prospectus Dated October 7, 2024)

Aeluma, Inc.

11,010,002 shares of Common Stock

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates and supplements the prospectus of Aeluma, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) dated October 7, 2024, as amended (the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q for the six months ended December 31, 2024, filed with the Securities Exchange Commission on February 11, 2025.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 11, 2025

Index to Filings

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on February 11, 2025	A

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2024

or

☐ TRANSITION REPORT PURSUANT TO PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission File Number: 000-56218

AELUMA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	85-2807351
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

27 Castilian Drive Goleta, California 93117
(Address of Principal Executive Offices)

(805) 351-2707

(Registrant’s telephone number, including area code)

(Former name and address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	-	-

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of February 7, 2025, there were 12,247,481 shares of the issuer’s common stock, $0.0001 par value per share, outstanding and no share of preferred stock, $0.0001 par value per share, outstanding.

i

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

Aeluma, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31, 2024 (unaudited)	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$3,063,059	$1,291,072
Accounts receivable	1,324,632	60,004
Deferred compensation	6,171	20,133
Prepaids and other current assets	136,307	21,637
Total current assets	4,530,169	1,392,846
Property and equipment:
Equipment	1,572,291	1,531,494
Leasehold improvements	546,864	546,864
Accumulated depreciation	(809,436)	(608,630)
Property and equipment, net	1,309,719	1,469,728
Intangible assets	5,333	6,833
Right of use asset - facility	899,623	961,626
Other assets	13,014	13,014
Total assets	$6,757,858	$3,844,047

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$182,932	$317,237
Accrued expenses and other current liabilities	172,414	180,706
Lease liability, current portion	133,460	128,743
Total current liabilities	488,806	626,686
Lease liability, long term portion	873,276	941,200
Derivative liabilities	5,048,174	-
Convertible notes (Note 3)	1,379,690	-
Total liabilities	7,789,946	1,567,886
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 authorized, and none issued and outstanding at December 31, 2024 and June 30, 2024	-	-
Common stock, $0.0001 par value: 50,000,000 shares authorized, and 12,242,481 and 12,817,500 shares issued and outstanding at December 31, 2024 and June 30, 2024	1,224	1,218
Additional paid-in capital	16,215,492	15,899,304
Accumulated deficit	(17,248,804)	(13,624,361)
Total stockholders’ equity	(1,032,088)	2,276,161
Total liabilities and stockholders’ equity	$6,757,858	$3,844,047

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Revenue	$1,612,519	$262,992	$2,093,254	$295,392
Operating expenses:
Cost of revenue	584,549	136,767	899,124	151,906
Research and development	268,061	651,099	669,135	1,485,968
General and administrative	370,311	603,925	866,777	1,269,028
Total operating expenses	1,222,921	1,391,791	2,435,036	2,906,902
Income (loss) from operations	389,598	(1,128,799)	(341,782)	(2,611,510)
Other income (expense):
Interest income	101	279	203	681
Amortization of discount on convertible notes	(283,043)	-	(427,819)	-
Changes in fair value of derivative liabilities	(3,001,480)	-	(2,855,045)	-
Total other income (expense), net	(3,284,422)	279	(3,282,661)	681
Loss before income tax expense	(2,894,824)	(1,128,520)	(3,624,443)	(2,610,829)
Income tax expense	-	-	-	-
Net loss	$(2,894,824)	$(1,128,520)	$(3,624,443)	$(2,610,829)
Loss per share - basic and diluted	$(0.24)	$(0.09)	$(0.30)	$(0.21)
Weighted average common shares outstanding - basic and diluted	12,212,403	12,167,930	12,195,415	12,418,579

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Consolidated Statement of Stockholders’ Equity (unaudited)

Three Months Ended December 31, 2024 and 2023

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, October 1, 2024	12,178,424	$1,218	$16,066,395	$(14,353,980)	$1,713,633
Stock options exercised	62,327	6	(6)	-	-
Stock warrants exercised	1,730	-	-	-	-
Stock-based compensation	-	-	149,103	-	149,103
Net loss	-	-	-	(2,894,824)	(2,894,824)
Balance, December 31, 2024	12,242,481	$1,224	$16,215,492	$(17,248,804)	$(1,032,088)

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, October 1, 2023	12,167,930	$1,217	$15,407,715	$(10,544,375)	$4,864,557
Stock-based compensation	-	-	135,919	-	135,919
Net loss	-	-	-	(1,128,520)	(1,128,520)
Balance, December 31. 2023	12,167,930	$1,217	$15,543,634	$(11,672,895)	$3,871,956

Six Months Ended December 31, 2024 and 2023

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, July 1, 2024	12,178,424	$1,218	$15,899,304	$(13,624,361)	$2,276,161
Stock options exercised	62,327	6	(6)	-	-
Stock warrants exercised	1,730	-	-	-	-
Stock-based compensation	-	-	316,194	-	316,194
Net loss	-	-	-	(3,624,443)	(3,624,443)
Balance, December 31, 2024	12,242,481	$1,224	$16,215,492	$(17,248,804)	$(1,032,088)

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, July 1, 2023	12,817,500	$1,282	$15,171,074	$(9,062,066)	$6,110,290
Repurchase of common stock	(649,570)	(65)	(3,936)	-	(4,001)
Stock-based compensation	-	-	376,496	-	376,496
Net loss	-	-	-	(2,610,829)	(2,610,829)
Balance, December 31, 2023	12,167,930	$1,217	$15,543,634	$(11,672,895)	$3,871,956

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended December 31,
	2024	2023
Operating activities:
Net loss	$(3,624,443)	$(2,610,829)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred compensation	13,962	18,938
Stock-based compensation expense	316,194	376,496
Depreciation and amortization expense	202,306	131,783
Amortization of discount on convertible notes	427,819	-
Changes in fair value of derivative liabilities	2,855,045	-
Changes in operating assets and liabilities:
Change in accounts receivable	(1,264,628)	(3,753)
Change in prepaids and other current assets	(114,670)	(135,704)
Change in accounts payable	(134,305)	(298,974)
Change in accrued expenses and other current liabilities	(9,496)	41,698
Net cash used in operating activities	(1,332,216)	(2,480,345)
Investing activities:
Purchase of equipment	(40,797)	(164,290)
Net cash used in investing activities	(40,797)	(164,290)
Financing activities:
Repurchase of common stock	-	(4,001)
Proceeds from convertible notes issuance	3,145,000	-
Net cash provided by (used in) financing activities	3,145,000	(4,001)
Net change in cash	1,771,987	(2,648,636)
Cash, beginning of period	1,291,072	5,071,690
Cash, end of period	$3,063,059	$2,423,054

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Notes to Consolidated Financial Statements (unaudited)

Note 1 – The Company

Aeluma develops novel optoelectronic and electronic devices for sensing, communication, and computing applications. Aeluma has pioneered a technique to produce semiconductor materials and chips using high-performance compound semiconductors on large diameter substrates that are commonly used to manufacture mass market microelectronics. This enables cost-effective manufacturing of high-performance photodetectors and photodetector arrays for imaging applications in mobile devices, as well as other applications. Aeluma’s technology is broadly applicable across mobile, automotive, AI, defense & aerospace, communication, AR/VR, high-performance computing, and quantum computing. Aeluma is based in Goleta, California, where the Company operates in a 9,000 sq. ft. facility with a state-of-the-art R&D/manufacturing cleanroom and access to world-class rapid prototyping capabilities. The facility houses unique equipment for scalable manufacturing. Aeluma also partners with production-scale fabrication foundries and packaging companies. Aeluma maintains extensive patent protection and trade secrets that relate to its materials, manufacturing technology and applications.

Going Concern

The Company incurred a net loss of $3,624,443 and $2,610,829 for the six months ended December 31, 2024 and 2023, respectively, and has accumulated deficit of $17,248,804 at December 31, 2024. In addition, the Company is in the research and development stage and has generated limited revenue to date. In order to support its operations, the Company will require additional infusions of cash from the sale of equity instruments or the issuance of debt instruments, or the commencement of profitable revenue generating activities. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations, develop or enhance its sensors in the future or respond to competitive pressures would be significantly limited. Such limitations could require the Company to curtail, suspend or discontinue parts of its business plan.

These conditions raise doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”), which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been presented in accordance with GAAP. The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for the Company’s integrity and objectivity. This Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended June 30, 2024. The accompanying consolidated financial statements and footnotes have been condensed and therefore do not contain all disclosures required by GAAP. The interim financial data are unaudited; however, in the opinion of Aeluma, Inc., the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Results for interim periods are not necessarily indicative of those to be expected for the full year.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported consolidated financial statements.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Concentration of Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company’s accounts are insured by the FDIC but at times may exceed federally insured limits.

Convertible Debt Instruments

The Company evaluates agreements, including any convertible debt instruments to determine if those agreements or any embedded components of those agreements qualify as derivative financial instruments to be separately accounted for in accordance with FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”).  The accounting treatment of derivative financial instruments requires that the Company record any bifurcated embedded features at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded in earnings as non-operating, non-cash income or expense. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the agreement is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded features are recorded at their initial fair values which create additional debt discount to the host instrument.  The Company amortizes the respective debt discount over the term of the notes, using the effective interest method. See Note 3 – Convertible Notes.

Fair Value of Financial Instruments

As defined in Financial Accounting Standards Board (“FASB”) ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), fair value is the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses the market or income approach. Based on this approach, the Company utilizes certain assumptions about the risk inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Unadjusted quoted prices in active, accessible market for identical assets or liabilities

Level 2 – Other inputs that are directly or indirectly observable in the marketplace

Level 3 – Unobservable inputs which are supported by little or no market activity

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying values of the Company’s cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the relatively short maturity of these items. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

For recurring fair value measurement categorized within Level 3 assets and liabilities include those whose value is determined using market standard valuation technique described below. When observable inputs are not available, the market standard techniques for determining the estimated fair value of certain securities that trade infrequently, and therefore have little transparency, rely on inputs that are significant to the estimated fair value and that are not observable in the market or cannot be derived principally from or corroborated by observable market data. Management believes these inputs are based on assumptions deemed appropriate given the circumstances and consistent with what other market participants would use when pricing similar assets and liabilities. The Company’s embedded derivatives are classified in Level 3 using Black-Scholes option-pricing model since their values include significant unobservable inputs.

The derivative liabilities are recognized at fair value on a recurring basis at December 31, 2024 and are Level 3 measurements. There have been no transfers between levels.

Fair Value of Embedded Derivatives
Beginning balance at July 1, 2024	$-
New derivative liabilities	2,193,129
Change in fair value of derivative liabilities	2,855,045
Ending balance at December 31, 2024	$5,048,174

The fair value of the embedded derivatives in our convertible notes at the balance sheet date were valued using the Black-Scholes option-pricing model with the following assumptions:

December 31, 2024
Stock price	$7.65
Expected volatility	128.3%
Expected term	1.5 years
Dividend yield	0.00%
Risk-free interest rate	4.21%

Property and Equipment

Property, equipment and leasehold improvements are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the less of the remaining lease term or the estimated useful life of the improvements. Repairs and maintenance to these assets are charged to expenses as incurred; major improvements enhancing the function and/or the asset’s useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Intangible Assets

Intangible assets are associated with the Aeluma.com domain name and are amortized on a straight-line basis over 10 years.

Revenue Recognition

The Company follows a five-step approach for recognizing revenue, consisting of the following: (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when, or as, the entity satisfies a performance obligation. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expenses. The Company does not have any significant financing components associated with its revenue contracts, as payment is received within one year.

●	Commercial product and service contracts: Revenue is currently generated from multiple customers for research and development related services and small-volume orders.

●	Government contracts: Revenue is principally generated under research and development contracts with agencies of the U.S. government or with prime contractors. These contracts may include cost reimbursement and fixed firm price terms.

For the three and six months ended December 31, 2024, the Company was awarded two government contracts of $11,866,384 for providing services and delivering materials. The awards are firm fixed contracts that shall be paid upon completion of performance and recognized as revenue over an expected term of 36 months.

For the three months ended December 31, 2024, the Company recognized its revenue of $1,612,519, of which $1,461,524 was from government contracts and $150,995 was from product sales for sampling purposes or development. For the six months ended December 31, 2024, the Company recognized its revenue of $2,093,254, of which $1,892,259 was from government contracts and $200,995 was from product sales for sampling purposes or development. As of December 31, 2024, the aggregate amount to remaining performance obligations for the government contracts was $10,664,948.

Loss Per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the net loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus potential dilutive common shares outstanding during the period. Potential dilutive securities, comprised of stock warrants and stock options, are not reflected in diluted loss per share because such shares are anti–dilutive. Dilutive impact of potential common shares resulting from common stock equivalents is determined by applying the treasury stock method.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with guidance issued by the FASB, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants, and directors based on estimated fair values.

The Company estimates the fair value of stock-based compensation awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. The Company estimates the fair value of stock-based compensation awards using the Black-Scholes model. This model requires the Company to estimate the expected volatility and value of its common stock and the expected term of the stock options, all of which are highly complex and subjective variables. For employees and directors, the expected life was calculated based on the simplified method as described by the SEC Staff Accounting Bulletin No. 110, Share-Based Payment. For other service providers, the expected life was calculated using the contractual term of the award. The Company’s estimate of expected volatility was based on the volatility of peers. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected term of the options. The Company accounts for forfeitures upon occurrence.

Income Taxes

The Company is expected to have net operating loss carryforwards that it can use to offset a certain amount of taxable income in the future. The Company is currently analyzing the amount of loss carryforwards that will be available to reduce future taxable income. The resulting deferred tax assets will be offset by a valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before income taxes relates to the recognition of a valuation allowance for deferred income tax assets.

The Company has adopted FASB ASC 740-10, “Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not as a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the periods presented. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized, and such tax years are closed.

The Company will file tax returns in the U.S. federal jurisdiction and the state of California. The Company’s federal and state return forms are subject to review by the taxing authorities. The Company is not currently under examination by any taxing authority, nor has it been notified of an impending examination.

Recent Accounting Pronouncements

The Company has evaluated all issued but not yet effective accounting pronouncements and determined that they are either immaterial or not relevant to the Company.

Note 3 – Convertible Notes

Between August 5, 2024 and August 27, 2024, we issued convertible promissory notes in the aggregate principal amount of $3,145,000 to 10 accredited investors, pursuant to a private note financing. The Notes mature in June 2026 and do not carry any interest. The Notes are convertible into shares of the Company’s common stock par value $0.0001 per share (the “Common Stock”) upon the occurrence of certain events, (i.e., qualified financing resulting in at least $5,000,000 to the Company, if the Common Stock is uplisted to a national securities exchange or if neither of those such events occur prior to the maturity date, (together with Sale of the Company (as hereinafter defined), a “Conversion Event”)). In the event the Company does not complete qualified financing or uplist at or before the maturity date, the outstanding balance of the Notes shall automatically convert without any further action by the Holder into shares of the Company’s common stock equal to eighty-five percent (85%) to the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to maturity date. The Note also provides that if there is a Sale of the Company, as defined in the Note, the Holder may elect to receive a cash payment equal to the aggregate amount of principal then outstanding under such Holder’s Note or convert the Note into shares of Common Stock equal to 85% of the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to the Sale of the Company. Although the conversion price is dependent upon the type of Conversion Event that occurs, the Note does carry a ceiling and floor price: the applicable conversion price will not be lower than 85% of the 5-day VWAP on the applicable Closing Date (the “Floor Price”) nor will the applicable conversion price be higher than $3.50 per share (the “Ceiling Price”); the Floor Price and Ceiling Price shall automatically adjust in the event of a stock split or consolidation by the Company. Since the Floor Price is tied to the Closing Date, the Floor Price may be different for investors that are part of different closings. The Floor Price for the investors who participated in the closings is equal to $2.47 or $2.68 per share. The Investors were granted piggyback registration rights for the shares of Common Stock underlying the Note.

The Note Purchase Agreement also contains customary representation and warranties of the Company and the Investors, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The Company analyzed the embedded features of the convertible notes and the debt discount is being amortized over the term of the convertible notes using the effective interest method and the derivative liabilities are marked-to-market at each reporting date. See Fair Value of Financial Instruments in Note 2 – Summary of Significant Accounting Policies for additional information.

As of December 31, 2024, the Company’s convertible notes are as follows:

Principal amounts of convertible notes	$3,145,000
Less: unamortized debt discount	(1,765,310)
Convertible notes, net of discount	$1,379,690

Note 4 – Stockholders’ Equity

Authorized Shares

The Company’s Articles of Incorporation authorize the issuance of two classes of shares of stock. The total number of shares which this corporation is authorized to issue is 50,000,000 shares of $0.0001 par value common stock and 10,000,000 of $0.0001 par value preferred stock. No preferred shares were issued as of December 31, 2024.

Issued and Vested Shares to Officers

On October 27, 2020, the Company issued 1,623,920 shares of common stock to Jonathan Klamkin, Director and Chief Executive Officer for $10,000. Initially 20% or 324,784 shares vested on October 27, 2020, and the remaining 1,299,136 shares vest in equal amounts, monthly over the subsequent 4 years. The stock purchase agreement contains a repurchase option whereby unvested shares may be repurchased by the Company, at the Company’s option. At December 31, 2024, all shares of Jonathan Klamkin vested.

Registration Rights Agreement

The Company entered into a registration rights agreement that provides for certain liquidated damages upon the occurrence of a “Registration Event,” which is defined as the occurrence of any of the following events: (a) the Company fails to file with the Commission the Registration Statement on or before the Registration Filing Date; (b) the Registration Statement is not declared effective by the Commission on or before the Registration Effectiveness Date; (c) after the SEC Effective Date, the Registration Statement ceases for any reason to remain effective or the Holders of Registrable Securities covered thereby are otherwise not permitted to utilize the prospectus therein to resell the Registrable Securities covered thereby, except for Blackout Periods permitted herein; or (d) following the listing or inclusion for quotation on an Approved Market, the Registrable Securities, if issued and outstanding, are not listed or included for quotation on an Approved Market, or trading of the Common Stock is suspended or halted on the Approved Market, which at the time constitutes the principal markets for the Common Stock, for more than three (3) full, consecutive Trading Days (other than as a result of (A) actions or inactions of parties other than the Company or its affiliates or of the Approved Market not reasonably in the control of the Company, or (B) suspension or halt of substantially all trading in equity securities (including the Common Stock) on the Approved Market). The maximum amount of liquidated damages that may be paid by the Company shall be an amount equal to eight percent (8%) of the shares covered by the registration rights agreement. This filing covered 11,010,002 shares. The Company currently expects to satisfy all of its obligations under the Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded.

Note 5 – Stock-Based Compensation

Restricted Stock Awards

In June 2021, the Company sold 723,008 shares of common stock to certain individuals in exchange for future management advisory services, for discounted prices price ranging from $.0104 to $.0195 per share. The shares are subject to restrictions that allow for repurchase of the shares by the Company due to a termination of the service agreement or other certain provisions. This repurchase right declines on a pro-rata basis over vesting periods (corresponding to the service period) ranging from 2-4 years. Related to these issuances, the Company has recorded deferred compensation of $1,372,435 for the value of the shares in excess of the purchase price paid by the advisors. The deferred compensation was expensed as consulting expense in the consolidated statements of operation over the service period.

In March 2022, the Company signed an agreement to issue 150,000 shares of common stock valued at $300,000 to a consultant for providing consulting services to the Company for eighteen months. Related to these issuances, the Company has recorded deferred compensation of $300,000, which was expensed as consulting expense in the consolidated statements of operation over the eighteen months.

For the three months ended December 31, 2024 and 2023, $6,981 have been amortized in the consolidated statements of operations and, for the six months ended December 31, 2024 and 2023, $13,962 and $18,938, respectively, have been amortized in the consolidated statements of operations. At December 31, 2024, $6,171 of deferred compensation included in the balance sheets is expected to be expensed within six months.

The following is a schedule summarizing restricted stock awards for the periods indicated:

	December 31, 2024
	Three Months Ended		Six Months Ended
	Number of Shares	Weighted Average Grant Date Fair Value per Price	Number of Shares	Weighted Average Grant Date Fair Value per Price
Beginning balance	6,923	$1.90	10,597	$1.90
Issued	-	-	-	-
Vested	(3,674)	1.90	(7,348)	1.90
Forfeited	-	-	-	-
Ending balance	3,249	$1.90	3,249	$1.90

	December 31, 2023
	Three Months Ended		Six Months Ended
	Number of Shares	Weighted Average Grant Date Fair Value per Price	Number of Shares	Weighted Average Grant Date Fair Value per Price
Beginning balance	21,619	$1.90	75,293	$1.97
Issued	-	-	-	-
Vested	(3,675)	1.90	(57,349)	1.99
Forfeited	-	-	-	-
Ending balance	17,944	$1.90	17,944	$1.90

Stock Options

During the three months ended September 30, 2023, the Company issued 6,500 options to purchase common stock to consultants. The options expire in 10 years and have an exercise prices that range from $2.90 to $3.90 with immediate vesting.

During the three months ended December 31, 2023, the Company issued 7,000 options to purchase common stock to a consultant. The options expire in 10 years and have an exercise price that ranges from $2.50 to $3.43 with immediate vesting.

During the three months ended March 31, 2024, the Company issued 6,500 options to purchase common stock to consultants. The options expire in 10 years and have an exercise prices that range from $2.99 to $3.50 with immediate vesting. During the three months ended March 31, 2024, the Company issued 100,821 options to purchase common stock to the board of directors. The options expire in 10 years and vest in nine months with an exercise price of $2.99.

During the three months ended September 30, 2024, the Company issued 12,000 options to purchase common stock to a consultant. The options expire in 10 years and have vest equally in twelve months with an exercise price of $3.13.

During the three months ended December 31, 2024, the Company issued 54,000 options to purchase common stock to consultants. The options expire in 10 years and have an exercise prices that range from $2.97 to $3.51 with vesting periods from six months to two years.

The Company estimates the fair value of each option award using the Black-Scholes option-pricing model. The Company used the following assumptions for to estimate the fair value of stock options for the period presented:

	Six Months Ended December 31,
	2024	2023
Weighted-average fair value	$1.89	$2.48
Expected volatility	113.9% - 122.4%	104.9% - 106.6%
Expected term	1.0 years - 5.3 years	5.0 years - 6.2 years
Dividend yield	0.00%	0.00%
Risk-free interest rate	3.87% - 4.31%	3.94% - 4.92%

For the three months ended December 31, 2024 and 2023, stock-based compensation expenses for options granted were $149,103 and $135,919, respectively. For the six months ended December 31, 2024 and 2023, stock-based compensation expenses for options granted were $316,194 and $376,496, respectively Unrecognized stock-based compensation expense was $620,570 and the average expected recognition period was 1.0 years as of December 31, 2024.

The following is a schedule summarizing stock option activities for the periods presented:

Three Months Ended

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)
Outstanding at October 1, 2024	1,056,487	$2.42	$794,863
Granted	54,000	3.12
Exercised	(155,666)	2.11
Expired/forfeited	-	-
Outstanding at December 31, 2024	954,821	$2.51	$4,908,085
Exercisable at December 31, 2024	665,348	$2.44	$3,469,609

Outstanding at October 1, 2023	995,500	$2.33	$965,500
Granted	7,000	2.90
Exercised	-	-
Expired/forfeited	(41,375)	2.09
Outstanding at December 31, 2023	961,125	$2.35	$566,485
Exercisable at December 31, 2023	481,560	$2.20	$350,521

(1)	Represents the excess of the fair value on the last day of period (which was $7.65 and $2.90 as of December 31, 2024 and 2023, respectively) over the exercise price, multiplied by the number of options.

Six Months Ended

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)
Outstanding at July 1, 2024	1,068,000	$2.41	$1,257,520
Granted	66,000	3.12
Exercised	(155,666)	2.11
Expired/forfeited	(23,959)	2.39
Outstanding at December 31, 2024	954,821	$2.51	$4,908,085
Exercisable at December 31, 2024	665,348	$2.44	$3,469,609

Outstanding at July 1, 2023	1,034,000	$2.31	$639,775
Granted	13,500	3.11
Exercised	-	-
Expired/forfeited	(86,375)	2.04
Outstanding at December 31, 2023	961,125	$2.35	$566,485
Exercisable at December 31, 2023	481,560	$2.20	$350,521

(1)	Represents the excess of the fair value on the last day of period (which was $7.65 and $2.90 as of December 31, 2024 and 2023, respectively) over the exercise price, multiplied by the number of options.

Note 6 – Facility Operating Lease

On April 1, 2021, the Company commenced a 5-year operating lease for a facility in Santa Barbara, California with total lease payments of $781,813. The Company determined the lease constitutes a Right of Use (ROU) asset and has recorded the present value of the lease payments as an asset and liability per ASC 842. The lease agreement waived the first three months of rent with payments commencing July 1, 2021. At the commencement of the lease, the net present value of the lease payments was $767,553. In addition to these lease payments, the Company is also responsible for its shares of common area operating expenses and electricity. Such expenses are considered variable costs and are not included in the measurement of the lease liability. The lease agreement also provides for the option to extend the lease for two additional sixty-month periods. On July 1, 2023, one of the two options to extend was considered reasonably certain of exercise and the Company remeasured the ROU asset and lease liability. The Company recorded the net present value of $1,189,606 for both the ROU asset and lease liability on July 1, 2023.

The following table presents maturities of operating lease liabilities on an undiscounted basis as of December 31, 2024:

For the years ending June 30,
Remainder of 2025	$85,138
2026	173,454
2027	177,791
2028	182,235
2029	186,791
Thereafter	337,732
Total	1,143,141
Less imputed interest	(136,405)
Total lease liability	1,006,736
Less: lease liability, current portion	133,460
Lease liability, long term portion	$873,276

The lease term and the discount rate for the lease at December 31, 2024 is 6.3 years and 4.00%, respectively. The total lease expenses were $41,441 and $49,344 for the three months ended December 31, 2024 and 2023, respectively, and $82,882 and $94,258 for the six months ended December 31, 2024 and 2023, respectively. The variable costs for common area operating expenses and electricity were $54,480 and $58,800 for the three months ended December 31, 2024 and 2023, respectively and $138,015 and $151,846 for the six months ended December 31, 2024 and 2023, respectively.

Note 7 – Warrants to Purchase Common Stock

In connection with the Offering held from December 2022 through May 2023, the Company issued warrants of 85,653 to purchase common stock to the Placement Agents. The warrants carry a term of 5 years and an exercise price of $3.00.

The following warrants to purchase common stock were outstanding as of December 31, 2024:

Number of Shares	Exercise Price	Expiration Date
286,672	$2.00	June 22, 2026
37,433	2.00	June 28, 2026
11,500	2.00	July 1, 2026
27,032	3.00	December 22, 2027
4,588	3.00	January 10, 2028
6,720	3.00	March 31, 2028
44,933	3.00	May 10, 2028
418,878

Note 8 – Concentration of Credit Risk and Significant Customers

The Company manages its credit risk associated with exposure to its direct customers on outstanding accounts receivable through the application of credit approvals and other monitoring procedures. The Company closely monitors the aging of accounts receivable from its direct customers. Significant customers are those that represent 10% or more of revenue or accounts receivable.

Total revenues, by percentage, from individual customers representing 10% or more of total revenues in the respective periods were as follows:

	Three Months Ended December 31		Six Months Ended December 31,
	2024	2023	2024	2023
Customer A	*	46.8%	11.4%	41.6%
Customer B	*	53.2%	*	47.4%
Customer C	*	*	*	*
Customer D	*	*	*	*
Customer E	76.2%	*	58.7%	*
Customer F	*	*	*	11.0%
Customer G	*	*	*	*

*	Less than 10% of total

Accounts receivable, by percentage, from individual customers representing 10% or more of accounts receivable are set forth in the following table:

	As of
	December 31, 2024	June 30, 2023
Customer A	*	*
Customer B	*	*
Customer C	*	18.3%
Customer D	*	27.7%
Customer E	80.2%	*
Customer F	*	*
Customer G	11.4%	53.9%

*	Less than 10% of total

Customer A, B, C, D and E are government agencies.

Note 9 – Subsequent Event

The Company has evaluated subsequent events through the filing date or the issuance of these financial statements and is not aware of any material items that would require disclosure in the notes to the financial statements or would be required to be recognized as of December 31, 2024.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise stated or the context otherwise indicates, references to “Aeluma,” the “Company,” “we,” “our,” “us,” or similar terms refer to Aeluma, Inc. and Subsidiary.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the disclosure under the heading “Risk Factors” in other filings we make with the SEC for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should not place undue reliance on forward-looking statements as predictive of future results.

Overview

Aeluma develops novel optoelectronic and electronic devices for sensing, communication, and computing applications. Aeluma has pioneered a technique to produce semiconductor materials and chips using high-performance compound semiconductors on large diameter substrates that are commonly used to manufacture mass market microelectronics. This enables cost effective manufacturing of high-performance photodetectors and photodetector arrays for imaging applications in mobile devices, as well as other applications. Aeluma’s technology has the potential to impact a broad range of market verticals. Aeluma is based in Goleta, California, where the Company operates in a 9,000 sq. ft. facility with a state-of-the-art R&D/manufacturing cleanroom and access to world-class rapid prototyping capabilities. The facility houses unique equipment for scalable manufacturing. Aeluma also partners with production-scale fabrication foundries and packaging companies. Aeluma maintains extensive patent protection and trade secrets that relate to its materials, manufacturing technology and applications.

Aeluma is a transformative semiconductor company specializing in high-performance technology that scales. Applications include mobile, automotive, AI, defense & aerospace, communication, AR/VR, high-performance commuting, and quantum computing. Aeluma aims to break out of traditional manufacturing to expand the reach of its technology into mass markets. The demand for higher performance semiconductors in consumer markets is increasing (https://www.marketsandmarkets.com/Market-Reports/shortwave-ir-market-52975079.html). Aeluma’s disruptive technology is scalable, cost effective, while not sacrificing performance.

Additionally, Aeluma’s technology may be used to manufacture other electronic and optoelectronic devices including lasers, transistors, and solar cells.

Recent Government Contract

On September 6, 2024, the Company won $11.717 million DARPA contract for nano-scale semiconductors to develop heterogeneous integration technology compatible with leading edge and future advanced-node semiconductors. Technology applications include AI, mobile devices and 5G/6G. This DARPA contract to Aeluma is structured with $5.974 million provided over 18 months, and the $5.743 million balance provided over the following 18 months as Aeluma meets certain milestones. Teledyne Scientific Company, the Central Research Laboratory of Teledyne, is a proposed subcontractor to assist with defining target materials and with developing strategies for demonstrating program metrics. The University of California Santa Barbara is also a proposed subcontractor to support the implementation of test devices.

Private Placements

Between August 5, 2024 and August 27, 2024, we issued convertible promissory notes in the aggregate principal amount of $3,145,000 to 10 accredited investors, pursuant to a private note financing. The Notes mature in June 2026 and do not carry any interest. The Notes are convertible into shares of the Company’s common stock par value $0.0001 per share (the “Common Stock”) upon the occurrence of certain events, (i.e., qualified financing resulting in at least $5,000,000 to the Company, if the Common Stock is uplisted to a national securities exchange or if neither of those such events occur prior to the maturity date, (together with Sale of the Company (as hereinafter defined), a “Conversion Event”)). In the event the Company does not complete qualified financing or uplist at or before the maturity date, the outstanding balance of the Notes shall automatically convert without any further action by the Holder into shares of the Company’s common stock equal to eighty-five percent (85%) to the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to maturity date. The Note also provides that if there is a Sale of the Company, as defined in the Note, the Holder may elect to receive a cash payment equal to the aggregate amount of principal then outstanding under such Holder’s Note or convert the Note into shares of Common Stock equal to 85% of the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to the Sale of the Company. Although the conversion price is dependent upon the type of Conversion Event that occurs, the Note does carry a ceiling and floor price: the applicable conversion price will not be lower than 85% of the 5-day VWAP on the applicable Closing Date (the “Floor Price”) nor will the applicable conversion price be higher than $3.50 per share (the “Ceiling Price”); the Floor Price and Ceiling Price shall automatically adjust in the event of a stock split or consolidation by the Company. The Floor Price for the investors who participated in this initial closing is equal to $2.68 per share. Since the Floor Price is tied to the Closing Date, the Floor Price may be different for investors that are part of a different closing, should the Company hold additional closings. The Investors were granted piggyback registration rights for the shares of Common Stock underlying the Note.

The Note Purchase Agreement (“NPA”) also contains customary representation and warranties of the Company and the Investors, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The foregoing description of the NPA and the Note is qualified by reference to the full text of the forms of NPA and Note, which are filed as Exhibits hereto and incorporated herein by reference.

Plan of Operations

Our technology is based on heterogeneous integration of compound semiconductor materials on large-diameter substrates such as silicon. This heterogeneous integration enables the subsequent device fabrication and manufacturing in large-scale manufacturing environments that are suited to mass markets.

We will continue to develop our technology that includes novel materials and devices based on our core intellectual property. Our primary focus is to manufacture high-performance semiconductor technologies that scale for mass markets. Aeluma operates an R&D/manufacturing facilities at its headquarters in Goleta, California, and has developed relationships with volume fabrication foundries and packaging partners. We will continue to mature our manufacturing processes to further our commercialization traction. We have generated revenue through various customer and government contracts, including small-volume orders, engineering sample evaluations, non-recurring engineering (NRE) development efforts, and R&D projects. We will continue to perform on these various efforts, expand our business development and marketing efforts, further engage with our manufacturing partners, and continue our efforts toward volume production and commercialization. We expect to rely on such external capabilities to scale our production capacity in support of high-volume markets.

Limited Operating History

We cannot guarantee that the proceeds from the Offering will be sufficient to carry out all of our business plans. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to carry out all of our operations. Equity financing will result in dilution to existing stockholders.

Components of Results of Operations

Revenue

Our revenue currently consists of commercial product sales and government contracts.

Operating Expenses

Cost of revenue consists of costs of materials, as well as direct compensation and expenses incurred to provide deliverables that resulted in payment of our success fee and wafers delivered. We anticipate that our cost of revenue will vary substantially depending on the nature of products and/or services delivered in each customer engagement.

Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation and employee benefits, costs associated with design, fabrication, packaging and testing of our devices, and facility lease and utility expenses. We expense research and development expenses as incurred.

General and administrative expenses consist primarily of compensation and related costs for personnel, including stock-based compensation and employee benefits. In addition, general and administrative expenses include third-party consulting, legal, insurance, audit and accounting services, and office lease and utility expenses.

Other Income (Expense)

Interest income consists primarily of interest earned in interest-bearing savings account in bank.

Amortization of discount on convertible notes represents the non-cash interest expense associated with the amortization of convertible notes issued to our debtholders.

Changes in the fair value of derivative liabilities reflect valuation changes in the derivatives held by the Company.

Income Tax Expense

Income tax expense consists primarily of income taxes in certain state jurisdictions in which we conduct business.

Results of Operations

Our results of operations for the six months ended December 31, 2024, as compared to the same period of 2023, were as follows:

	Six Months Ended December 31,
	2024	2023	$ Change	% Change
Revenue	$2,093,254	$295,392	$1,797,862	n/m
Operating expenses	(2,435,036)	(2,906,902)	471,866	16.2%
Other income (expense)	(3,282,661)	681	(3,283,342)	n/m
Loss before income tax expense	(3,624,443)	(2,610,829)	(1,013,614)	-38.8%
Income tax expense	-	-	-	-
Net loss	$(3,624,443)	$(2,610,829)	$(1,013,614)	-38.8%

Revenue: Revenue increased $1,797,862 to $2,093,254, of which $1,892,261 was from government contracts and $200,993 was from commercial product and service contract, for the six months ended December 31, 2024 from $295,392 of which $262,992 was from government contracts and $32,400 was from commercial product and service contract, for the same period in 2023.

Operating expenses: Operating expenses decreased $471,866, or 16.2%, to $2,435,036 for the six months ended December 31, 2024 from $2,906,902 for the same period in 2023, due primarily to decreases in consulting and professional expenses and less purchases for R&D activities.

Other income (expense): Other income (expense) consists of amortization of discount on convertible notes of ($427,819), changes in fair value of derivative liabilities of ($2,855,045) and interest income of $203 for the six months ended December 31, 2024.

Income tax expense: We did not record income tax expense for either of the six months ended December 31, 2024 and 2023.

Capital Resources and Liquidity

Our financial statements have been presented on the basis that are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $3,624,443 and $2,610,829 for the six months ended December 31, 2024 and 2023, respectively, and losses are expected to continue in the near term. The accumulated deficit was $17,248,804 at December 31, 2024. We have been funding our operations through the sale of convertible notes and common stock in private placement transactions.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At December 31, 2024, we had $3,063,059 of cash and cash equivalents. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; (c) executing material sales or research contracts; and (d) pursuing additional sales and contracts. There can be no assurance that we can successfully accomplish these steps and it is uncertain that we will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to us on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event we are unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

We had working capital of $4,041,363 and $766,160 at December 31, 2024 and June 30, 2024, respectively. Current assets increased $3,137,323 to $4,530,169 at December 31, 2024 from $1,392,846 at December 31, 2024, primarily due to a $1,771,987 increase in cash and a $1,264,628 increase in accounts receivable. Current liabilities decreased $137,880 to $488,806 at December 31, 2024 from $626,686 at June 30, 2024, due primarily to decrease in accounts payable.

The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended December 31,
	2024	2023	$ Change	% Change
Net cash provided by (used in)
Operating activities	$(1,332,216)	$(2,480,345)	$1,148,129	-46.3%
Investing activities	(40,797)	(164,290)	123,493	-75.2%
Financing activities	3,145,000	(4,001)	3,149,001	n/m
Increase (decrease) in cash	$1,771,987	$(2,648,636)	$4,420,623	-166.9%

Net cash used in our operating activities were $1,332,216 and $2,480,345 for the six months ended December 31, 2024 and 2023, respectively, due primarily to net losses of $3,624,443 and $2,610,829 for the six months ended December 31, 2024 and 2023, respectively.

Net cash used in our investing activities was $40,797 and $164,290 for the six months ended December 31, 2024 and 2023, respectively. Investing activities include purchase of equipment.

Net cash provided by our financing activities was $3,145,000 for the six months ended December 31, 2024 and net cash used in our financing activities was $4,001 for the same period of 2023. We received $3,145,000 from issuing convertible notes for the six months ended December 31, 2024 and paid $4,001 to purchase unvested restricted shares for the same period of 2023.

Critical Accounting Policies

During the three and six months ended December 31, 2024, there were no significant changes in our critical accounting policies.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Item 4. Controls and Procedures

Inherent Limitations on Effectiveness of Controls

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected.

Evaluation of Disclosure Controls and Procedures

Our disclosure controls and procedures are designed to ensure that information we are required to disclose in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance.

Our management, with the participation of our chief executive officer and our chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report. Based on this evaluation, management, including our chief executive officer and our chief financial officer, concluded that as of December 31, 2024, our disclosure controls and procedures were not effective. Our current staffing resources in our finance department are insufficient to support the complexity of our financial reporting requirements. As a result, we have had an inadequate level of precision, evidence or timeliness in the performance of review controls.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as the term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the six months ended December 31, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information

Item 1. Legal Proceedings

From time to time, we may become a party to litigation or other legal proceedings that it considers to be a part of the ordinary course of its business. To the best of our knowledge, we are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations; however, we may become involved in material legal proceedings in the future.

Item 1A. Risk Factors

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, are not required to provide the information under this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

We did not sell any equity securities which were not registered under the Securities Act during the quarter ended December 31, 2024 that were not otherwise disclosed in our Current Reports on Form 8-K.

Item 3. Defaults upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

Insider Trading Arrangements and Related Disclosure

During the three months ended December 31, 2024, none of our directors or officers adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

ITEM 6. EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among Parc Investments, Inc., Aeluma Operating Co. and Biond Photonics, Inc. (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
3.1	Certificate of Merger relating to the merger of Aeluma Operating Co. with and into Biond Photonics, Inc., filed with the Secretary of State of the State of California on June 22, 2021 (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
3.2	Amended and Restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on June 22, 2021 (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
3.3	Amended and Restated Bylaws. (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
4.1	Form of Lock Up Agreement (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
4.2	Form of Placement Agent Warrant (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
4.3	Description of Securities (incorporated by reference to the annual Report on Form 10-K filed on September 25, 2023)
10.2	Form of Post-Merger Indemnification Agreement (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.3	Form of Pre-Merger Indemnification Agreement (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.4	Form of Subscription Agreement, dated June 22, 2021, by and between the Company and the parties thereto (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021) (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.5	Registration Rights Agreement, dated June 22, 2021, by and between the Company and the parties thereto (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.6+	2021 Equity Incentive Plan and form of award agreements (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.7	Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. Klamkin (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.9	Advisor Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated December 21, 2020 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.10	Advisor Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated June 10, 2021 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.11	Advisory Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated December 31, 2020 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.12	Advisory Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated June 10, 2021 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.14	Director Agreement by and between the Company and John Paglia (incorporated by reference to the Current Report on Form 8-K filed on November 30, 2021)
10.15	Subscription Agreement (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2022)
10.16	Registration Rights Agreement (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2022)
10.17	Form of Note Purchase Agreement (incorporated by reference to the Current Report on Form 8-K filed on August 30, 2024)
10.18	Form of Note (incorporated by reference to the Current Report on Form 8-K filed on August 30, 2024)
10.19	Independent Director Agreement with Craig Ensley, effective as of December 14, 2023 (Incorporated by reference to the Registration Statement on Form S-1/A filed on October 7, 2024)
14.1	Code of Ethics (incorporated by reference to the annual Report on Form 10-K filed on September 25, 2023)
16.1	Reserved.
21.1	Subsidiaries of the Registrant (Incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2	Certification of Principal Financial Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2	Certification of Principal Financial Officer Pursuant to Section 906 of Sarbanes-Oxley Act of 2002
97.1	Policy Relating to Recovery of Erroneously Awarded Compensation (incorporated by reference to the Annual Report on Form 10-K on September 27, 2024
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+	Indicates a management contract or compensatory plan, contract, or arrangement.

*	In accordance with Item 601(b)(32)(ii) of Regulation S-K and SEC Release No. 34-47986, the certifications furnished in Exhibit 32.1 herewith are deemed to accompany this Form 10-K and will not be deemed filed for purposes of Section 18 of the Exchange Act. Such certifications will not be deemed to be incorporated by reference into any filings under the Securities Act or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

Aeluma, Inc.

Date: February 11, 2025	By:	/s/ Jonathan Klamkin
	Name:	Jonathan Klamkin
	Title:	President, Chief Executive Officer and Principal Financial Officer (Principal Executive Officer and Principal Financial Officer)